Exhibit 14

Privileged and Confidential

Execution

23 July 2025

OSN STREAMING HOLDING LIMITED

and

DPLAY ENTERTAINMENT LIMITED

and

DISCOVERY COMMUNICATIONS, LLC

OPTION AGREEMENT
FOR THE SALE AND PURCHASE OF SHARES IN

OSN STREAMING LIMITED

Contents

Clause	Page

1.	Interpretation	1
2.	Grant of the Options	6
3.	The Call Option Price	6
4.	Exercise of the Call Option	8
5.	Exercise of the CM Put Option	8
6.	Exercise of the CF Put Option	9
7.	Put Option exercise	9
8.	Conditions Precedent to Call Option Completion	9
9.	Completion	11
10.	Music Business Carve-out	12
11.	Warranties	14
12.	Grantee’s Guarantor Payment Guarantee	15
13.	Costs and Expenses	15
14.	Assignment	16
15.	Incorporation By Reference	16

Schedule

1.	Form of Call Option Price Notice	17
2.	Form of Call Exercise Notice	18
3.	Form of Put Exercise Notice	19
4.	Grantee’s Warranties	20
5.	Grantee Guarantor’s Warranties	21
6.	Grantor’s Warranties	22
7.	Independent Expert Determination	37

THIS AGREEMENT (this “Agreement”) is made on 23 July 2025

BETWEEN:

(1)	OSN STREAMING HOLDING LIMITED, a company limited by shares incorporated under the laws of the Dubai International Financial Centre (the “Grantor”) (registered number: 7996) with its registered address at Unit IH-00-01-01-OF-01, Level 1, Innovation Hub, Dubai International Financial Centre, Dubai, United Arab Emirates;

(2)	DPLAY ENTERTAINMENT LIMITED, a company incorporated and existing under the laws of England & Wales (registered number: 09615785) with its registered address at Chiswick Park Building 2, 566 Chiswick High Road, London, England, W4 5YB (the “Grantee”, which expression shall include any successor whether through merger, reconstruction or otherwise); and

(3)	DISCOVERY COMMUNICATIONS, LLC, a company incorporated and existing under the laws of Delaware with is registered address at 230 Park Avenue South, New York NY 10003 (the “Grantee’s Guarantor”).

WHEREAS:

(A)	On 23 March 2025, the Grantor and the Grantee entered into that certain Agreement for the Sale and Purchase of Shares in OSN Streaming Limited (the “SPA”) pursuant to which, among other things, (i) on the date hereof, the Grantor sold to the Grantee and the Grantee purchased from the Grantor 1,900,118 Ordinary Shares, and (ii) the Parties are entering into this Agreement.

(B)	The Grantor is, at the date of this Agreement, the beneficial and legal owner of 14,949,882 Ordinary Shares.

(C)	The Grantee is, at the date of this Agreement, the beneficial and legal owner of 1,900,118 Ordinary Shares.

(D)	The Parties wish to grant certain options in respect of Shares on the terms and subject to the conditions of this Agreement.

(E)	The Grantee’s Guarantor has agreed to guarantee the payment obligations of the Grantee under this Agreement.

IT IS AGREED as follows:

1.	Interpretation

1.1	Capitalised terms used but not defined herein shall have the meanings given to such terms in the SPA, unless otherwise specified herein. In this Agreement:

“Additional Investment” means the Second Completion Consideration, the Third Completion Consideration, and any other amount paid after the date of the SPA by (or on behalf) of the Grantee in respect of Shares which are not First Tranche Sale Shares, Second Tranche Sale Shares or Third Tranche Sale Shares;

“Aggregate Claim Amount” means the aggregate amount (if any) paid by the Grantor to the Grantee pursuant to a Claim;

“Agreed Anghami Fair Market Value” has the meaning given to it in subclause 3.3;

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“Agreed Net Debt Amount” has the meaning given to it in subclause 3.3;

“Agreed Price Determination Period” has the meaning given to it in subclause 3.3;

“Anghami Fair Market Value” means either: (x) the Agreed Anghami Fair Market Value; or (y) the Determined Anghami Fair Market Value (as applicable);

“Bring-down Disclosure Letter” means the bring-down disclosure letter from the Grantor to the Grantee disclosing certain matters relating to certain of the Grantor Business Warranties and the Grantor Tax Warranties dated on the W&D Bring-down Date, including the contents of the schedules thereto, disclosing matters that are exceptions to the Grantor Business Warranties and the Grantor Tax Warranties;

“Call Exercise Notice” means a notice given in accordance with subclause 4.1 and substantially in the form of Schedule 2;

“Call Option” has the meaning given to it in subclause 2.1;

“Call Option Completion” means completion of the Call Option in accordance with this Agreement;

“Call Option Completion Date” has the meaning given to it in subclause 9.1;

“Call Option Conditions” has the meaning given to it in subclause 8.1;

“Call Option Floor” means, where an Exclusion Election has been made in accordance with subclause 3.2, USD 225 million, and where no Exclusion Election has been made in accordance with subclause 3.2, USD 302 million, or in each case, such lower number as agreed by the Grantor pursuant to subclause 3.6;

“Call Option Longstop Date” means the date falling 12 months from the date of the Call Exercise Notice (as may be extended in accordance with Clause 8);

“Call Option Period” has the meaning given to it in subclause 3.1;

“Call Option Price” means the price for the Grantor Shares determined in accordance with subclause 3.7(a) or subclause 3.8(a) (as applicable);

“Call Option Price Notice” means a notice given in accordance with subclause 3.1 and substantially in the form of Schedule 1;

“Call Option Price Notice Date” means the date on which a Call Option Price Notice is served by the Grantee on the Grantor;

“Cash” means the aggregate amount of cash and cash equivalents of the Company, in each case whether in hand or credited to an account of the Company with any financial institution;

“CF Put Exercise Notice” has the meaning given to it in subclause 6.1 and substantially in the form of Schedule 3;

“CF Put Option” has the meaning given to it in subclause 2.2(b);

“CF Put Option Period” has the meaning given to it in subclause 6.1;

“CF Put Option Price” means the price for the Grantee Shares determined in accordance with subclause 3.7(c) or subclause 3.8(c) (as applicable);

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“CM Put Exercise Notice” has the meaning given to it in subclause 5.2 and substantially in the form of Schedule 3;

“CM Put Option” has the meaning given to it in subclause 2.2(a);

“CM Put Option Period” has the meaning given to it in subclause 5.2;

“CM Put Option Price” means the price for Grantee Shares determined in accordance with subclause 3.7(b) or subclause 3.8(b) (as applicable);

“Competition Authority” means any Governmental Authority or other competition or antitrust body or other authority, in any jurisdiction, which is responsible for applying merger control or other competition or antitrust legislation in such jurisdiction;

“Completion” means either the Call Option Completion or the Put Option Completion (as the context may require);

“Completion Date” means the date on which Completion occurs;

“Determined Anghami Fair Market Value” has the meaning given to it in subclause 3.5;

“Determined Net Debt Amount” has the meaning given to it in subclause 3.5;

“Exclusion Election” has the meaning given to it in Clause 3.2;

“Financial Indebtedness” means all amounts due and payable but unpaid under any interest and non-interest bearing loan (including any loan facility) agreements, overdrafts, bonds, notes, credit card facilities, letters of credit, factoring arrangements, other debt securities and similar instruments;

“Floor Renegotiation Period” has the meaning given to it in subclause 3.6;

“Governmental Authority” means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission, stock or securities exchange, self-regulatory organisation, Tax or other fiscal or revenue authority, official or body or other governmental or regulatory body) or any other supranational, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing in each case, in any jurisdiction;

“Grantee” has the meaning given to it in the preamble;

“Grantee Shares” means all of the Shares owned by the Grantee and any of its Investor Transferees (as defined in the Shareholders’ Agreement);

“Grantee Warranties” means the warranties set out in Schedule 4 (Grantee Warranties);

“Grantee’s Guarantor Warranties” means the warranties set out in Schedule 5 (Grantee’s Guarantor Warranties);

“Grantor” has the meaning given to it in the preamble;

“Grantor Business Warranties” means the warranties set out in Part 2 of Schedule 6 (Grantor’s Warranties) (other than the Grantor Tax Warranties);

“Grantor Fundamental Warranties” means the warranties set out in Part 1 of Schedule 6 (Grantor’s Warranties);

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“Grantor Shares” means all of the Shares owned by the Grantor and any of its Investor Transferees (as defined in the Shareholders’ Agreement);

“Grantor Tax Warranties” means the warranties set out in paragraph 19 of Schedule 6 (Grantor’s Warranties);

“Grantor Warranties” means, collectively, the Grantor Fundamental Warranties, the Grantor Business Warranties and the Grantor Tax Warranties;

“Independent Expert” has the meaning given to it in subclause 3.4;

“Investment” means the sum of the Original Investment and any Additional Investment;

“IRR” means the rate of return to the Grantee expressed as an annualised rate and calculated on an annual compounding basis from the date of this Agreement (for the Original Investment) or from the date of the Additional Investment (for any such Additional Investment), as applicable, to the date of the CM Put Exercise Notice, which, when applied to such Investment and any payment made to the Grantee in respect of the Investment from time to time other than the Aggregate Claim Amount, would give a net present value of zero;

“Minority Buyout Condition” has the meaning given to it in subclause 8.1(a);

“Music Business Carve-out Completion” has the meaning given to it in subclause 10.2(a);

“Music Business Carve-out Notice” has the meaning given to it in subclause 10.1;

“Net Debt” means: (i) the amount of Financial Indebtedness of the Company; plus (ii) the amount of any undischarged liabilities of the Company for Tax whenever arising (other than value added, payroll, property occupation, or any similar Tax which in each case arises in the ordinary course of business of the Company in the accounting period current when Net Debt is to be agreed or determined); less (iii) the amount of Cash;

“Net Debt Amount” means either: (x) the Agreed Net Debt Amount; or (y) the Determined Net Debt Amount (as applicable);

“Original Investment” means US$19,000,000;

“Parties” means the parties to this Agreement and “Party” means either of them;

“Pro Rata Portion” means a proportion calculated by dividing (x) the number of Grantor Shares or Grantee Shares (in each case, to which the calculation relates) by (y) the number of Shares then in issue (other than those held in treasury);

“Put Options” has the meaning given to it in subclause 2.2;

“Put Option Completion” means completion of a Put Option in accordance with this Agreement;

“Put Option Completion Date” has the meaning given to it in subclause 9.2;

“Put Option Floor” means an amount sufficient to generate an IRR of 15 per cent., less the Aggregate Claim Amount, as of the anticipated Put Option Completion Date;

“Put Option Period” means the CM Put Option Period or CF Put Option Period (as applicable);

“Put Option Price” means the CF Put Option Price or CM Put Option Price (as applicable);

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“Relevant Proportion” means a proportion calculated by multiplying:

(a)	the Pro Rata Portion of the Grantor or the Grantee (as applicable); by

(b)	the proportion of the fully diluted share capital of Anghami held by the Company;

“SPA” has the meaning given to it in the recitals; and

“W&D Bring-down Date” means the date falling twenty (20) Business Days following delivery of the Call Option Price Notice.

1.2	In this Agreement, unless the context otherwise requires:

(a)	the expression “in the agreed form” means in the form agreed between the Grantee and the Grantor and exchanged by email and confirmed as agreed for these purposes, on or before the date of this Agreement;

(b)	any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (including email unless expressly excluded);

(c)	references to “include” or “including” are to be construed without limitation;

(d)	references to a “company”, “holding company”, “subsidiary”, “parent undertaking” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006 (provided that where a holding company creates security over the shares of a subsidiary, that subsidiary shall be deemed not to cease being a subsidiary of the holding company solely as a result of the creation of that security);

(e)	references to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality);

(f)	references to “costs” and “expenses” shall, unless otherwise expressly provided, exclude any part thereof that comprises VAT which a person (or a member of that person’s group for VAT purposes) is entitled to recover (whether by credit, repayment or otherwise);

(g)	references to recitals, Clauses, subclauses, paragraphs and Schedules are (unless the context otherwise requires) to recitals, clauses, subclauses and paragraphs of and schedules to, this Agreement. The Schedules form part of this Agreement;

(h)	references to any document are to it as amended or restated from time to time;

(i)	references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision, except to the extent that any amendment, consolidation or replacement would increase or extend the liability of any Party under this Agreement;

(j)	references to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(k)	references to times of day are to Dubai time unless otherwise stated;

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(l)	a reference to “$”, “US$”, “USD” or “dollars” shall be construed as a reference to the lawful currency for the time being of the United States of America;

(m)	words in the singular include the plural and vice versa and a reference to any gender includes all other genders; and

(n)	the expression “procure”, where used in the context of a Party, means that the relevant Party undertakes to exercise all powers, rights and resources available to it, whether as a shareholder or as a director (subject to any applicable fiduciary duties), so as to procure, so far as it is lawfully able, compliance with that obligation.

2.	Grant of the Options

2.1	The Grantor hereby grants to the Grantee an option to purchase the Grantor Shares at the Call Option Price in accordance with Clause 4 (the “Call Option”).

2.2	The Grantor hereby grants to the Grantee two options to require the Grantor to purchase the Grantee Shares at:

(a)	the CM Put Option Price in accordance with Clauses 5 and 7 (the “CM Put Option”); or

(b)	the CF Put Option Price in accordance with Clauses 6 and 7 (the “CF Put Option”, and together with the CM Put Option, the “Put Options” and each a “Put Option”).

3.	The Call Option Price

3.1	The Grantee may serve a Call Option Price Notice on the Grantor during the period beginning on 1 July 2027 and ending on 30 June 2028 (both dates inclusive) (the “Call Option Period”) notifying the Grantor of its intention to deliver a Call Exercise Notice and, if it does so, the Grantor shall deliver to the Grantee the Bring-down Disclosure Letter on the W&D Bring-down Date duly executed by the Grantor.

3.2	The Grantee may specify in the Call Option Price Notice that no value is to be ascribed to the Music Business in the exercise of the Call Option (being an “Exclusion Election”).

3.3	Promptly, and in any event within five (5) Business Days following the Call Option Price Notice Date, the Parties shall engage in good faith discussions for a period of twenty (20) Business Days following the date upon which such discussions commenced, which such twenty (20) Business Day period may be extended by written agreement of the Parties (such period, as it may be extended, the “Agreed Price Determination Period”) to determine (a) the value of the Anghami Group either (x) including the Music Business (if no Exclusion Election has been made by the Grantee in accordance with subclause 3.2) or (y) excluding the Music Business (if an Exclusion Election has been made by the Grantee in accordance with subclause 3.2), in each case taking into account for the avoidance of doubt any undischarged liabilities for Tax of each Anghami Group Company (as applicable, the “Agreed Anghami Fair Market Value”), and (b) the amount of Net Debt (the “Agreed Net Debt Amount”).

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3.4	If the Parties are unable to agree on the Agreed Anghami Fair Market Value and the Agreed Net Debt Amount within the Agreed Price Determination Period, the Parties shall, within ten (10) Business Days following conclusion of the Agreed Price Determination Period, appoint a mutually agreeable independent and reputable firm of international standing selected amongst one of the largest 4 (four) internationally recognised audit firms, or one of the top ten (10) valuation or investment banking firms advising internationally on media deals during the calendar year ending prior the date of the Call Option Price Notice, in each case that:

(a)	has had no material business relationship (whether directly or through any of its Affiliates) with either Party or their respective Affiliates in the twenty-four (24) months prior to its selection;

(b)	is not, directly or through any of its Affiliates, in then-current discussions with either Party or any of their respective Affiliates regarding a proposed future engagement; and

(c)	has no other conflict of interest or financial interest in the proposed transaction (other than receipt of its fee as discussed below) (the “Independent Expert”),

and, failing mutual agreement between the Parties within the period referenced above, the Independent Expert shall be appointed by the ICC in accordance with the ICC Expert Rules.

3.5	The Parties shall direct the Independent Expert to, as promptly as practicable, but in any event within twenty (20) Business Days following its appointment, determine (a) the value of the Anghami Group either (x) including the Music Business (if no Exclusion Election has been made by the Grantee in accordance with subclause 3.2) or (y) excluding the Music Business (if an Exclusion Election has been made by the Grantee in accordance with subclause 3.2), in each case taking into account for the avoidance of doubt any undischarged liabilities for Tax of each Anghami Group Company (as applicable, the “Determined Anghami Fair Market Value”), and (b) the amount of Net Debt (the “Determined Net Debt Amount”), in each case in accordance with Schedule 7 (Independent Expert Determination). The Parties shall, and shall cause Anghami to, provide all information reasonably requested by the Independent Expert in connection with its determination of the Determined Anghami Fair Market Value and the Determined Net Debt Amount and make its personnel with knowledge of the subject matter reasonably available to the Independent Expert.

3.6	Where the Determined Anghami Fair Market Value is below the Call Option Floor, the Parties shall discuss in good faith for a period of ten (10) Business Days (the “Floor Renegotiation Period”) to seek a reduction in the Call Option Floor, and such lower Call Option Floor if so agreed by the Grantor shall be the Call Option Floor for the purpose of this Agreement.

3.7	Where the Parties agree on the Agreed Anghami Fair Market Value and the Agreed Net Debt Amount within the Agreed Price Determination Period, then:

(a)	the Call Option Price shall be (x) the higher of (i) the Call Option Floor and (ii) the Agreed Anghami Fair Market Value, multiplied by (y) the Grantor’s Relevant Proportion, provided that where (x)(ii) applies the product of (x) and (y) shall be adjusted dollar-for-dollar by the Grantor’s Pro Rata Portion of the Agreed Net Debt Amount (whether positive or negative);

(b)	the CM Put Option Price shall be the higher of (i) the Put Option Floor, and (ii)(x) the Agreed Anghami Fair Market Value multiplied by (y) the Grantee’s Relevant Proportion, the product of (ii)(x) and (y) to be adjusted dollar-for-dollar by the Grantee’s Pro Rata Portion of the Agreed Net Debt Amount (whether positive or negative); and

(c)	the CF Put Option Price shall be (x) the Agreed Anghami Fair Market Value multiplied by (y) the Grantee’s Relevant Proportion, the product of (x) and (y) to be adjusted dollar-for-dollar by the Grantee’s Pro Rata Portion of the Agreed Net Debt Amount (whether positive or negative).

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3.8	Where the Parties are unable to agree on the Agreed Anghami Fair Market Value and the Agreed Net Debt Amount within the Agreed Price Determination Period, then:

(a)	the Call Option Price shall be (x) the higher of (i) the Call Option Floor and (ii) the Determined Anghami Fair Market Value, multiplied by (y) the Grantor’s Relevant Proportion, provided that where (x)(ii) applies the product of (x) and (y) shall be adjusted dollar-for-dollar by the Grantor’s Pro Rata Portion of the Determined Net Debt Amount (whether positive or negative);

(b)	the CM Put Option Price shall be the higher of (i) the Put Option Floor, and (ii)(x) the Determined Anghami Fair Market Value multiplied by (y) the Grantee’s Relevant Proportion, the product of (ii)(x) and (y) to be adjusted dollar-for-dollar by the Grantee’s Pro Rata Portion of the Determined Net Debt Amount (whether positive or negative); and

(c)	the CF Put Option Price shall be (x) the Determined Anghami Fair Market Value multiplied by (y) the Grantee’s Relevant Proportion, the product of (x) and (y) to be adjusted dollar-for-dollar by the Grantee’s Pro Rata Portion of the Determined Net Debt Amount (whether positive or negative).

3.9	Where the Call Option Price is expressed to be the higher of two numbers in subclause 3.8(a) and such numbers are equal to one another, the Call Option Price shall be an amount equal to the Call Option Floor. Where the CM Put Option Price is expressed to be the higher of two numbers in subclauses 3.7(b) or 3.8(b) and such numbers are equal to one another, the CM Put Option Price shall be an amount equal to the Put Option Floor.

4.	Exercise of the Call Option

4.1	The Grantee may only exercise the Call Option by serving a Call Exercise Notice on the Grantor following determination of the Anghami Fair Market Value and Net Debt Amount in accordance with Clause 3 until the date that is ninety (90) days following such determination; provided that the Grantee shall not be entitled to exercise the Call Option if any of Second Completion or Third Completion has not occurred by the later of the applicable Scheduled Completion Date, Postponed Completion Date and Further Postponed Completion Date, in each case as a result of a breach by the Grantee of its obligations under the SPA (unless such breach is in response to a breach by the Grantor).

4.2	The Call Option shall be irrevocable and may only be exercised once in respect of all (and not some only) of the Grantor Shares.

4.3	Exercise of the Call Option shall oblige the Grantor to sell and the Grantee to purchase the Grantor Shares, subject to the terms and conditions set forth in this Agreement.

4.4	Subject to the satisfaction or waiver (where permissible under Applicable Law) of all of the Call Option Conditions, the Grantor shall sell and the Grantee shall purchase the Grantor Shares.

4.5	The Grantor Shares shall be sold with full title guarantee, free from all Encumbrances and together with all rights attaching to them as at the Call Option Price Notice Date.

4.6	If the Call Option is not duly exercised within the relevant period specified in subclause 4.1 it shall cease to be exercisable and shall lapse.

5.	Exercise of the CM Put Option

5.1	If the Minority Buyout Condition has not been satisfied or waived by the Call Option Longstop Date, the Parties shall discuss in good faith for a period of ten (10) Business Days whether there should be a reduction to the Call Option Price, and such lower Call Option Price if so agreed by the Parties shall be the Call Option Price for the purpose of this Agreement.

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5.2	If the Parties fail to agree a lower Call Option Price within the period specified in subclause 5.1, the Grantee may serve written notice on the Grantor during the period beginning on the day immediately following the Call Option Longstop Date and ending on the date that is sixty (60) days following the Call Option Longstop Date (the “CM Put Option Period”) notifying the Grantor of the exercise of the CM Put Option (the “CM Put Exercise Notice”).

5.3	The Grantee may only exercise the CM Put Option by serving a CM Put Exercise Notice on the Grantor during the CM Put Option Period.

6.	Exercise of the CF Put Option

6.1	If the Determined Anghami Fair Market Value is below the Call Option Floor and the Grantor does not agree to lower the Call Option Floor pursuant to subclause 3.6, the Grantee may serve written notice on the Grantor during the period beginning on the day immediately following the end of the Floor Renegotiation Period and ending on the date that is sixty (60) days following end of the Floor Renegotiation Period (both dates inclusive) (the “CF Put Option Period”) notifying the Grantor of the exercise of the CF Put Option (the “CF Put Exercise Notice”).

6.2	The Grantee may only exercise the CF Put Option by serving a CF Put Exercise Notice on the Grantor during the CF Put Option Period.

7.	Put Option exercise

7.1	A Put Option shall be irrevocable and may only be exercised once in respect of all (and not some only) of the Grantee Shares.

7.2	Exercise of a Put Option shall oblige the Grantee to sell and the Grantor to purchase the Grantee Shares, subject to the terms and conditions set forth in this Agreement.

7.3	The Grantee Shares shall be sold free from all Encumbrances and together with all rights attaching to them as at the date of exercise of the relevant Put Option.

7.4	If a Put Option is not duly exercised within the applicable Put Option Period it shall cease to be exercisable and shall lapse.

8.	Conditions Precedent to Call Option Completion

8.1	Following exercise of the Call Option in accordance with subclause 4.1, the Call Option Completion shall be conditional on each of the following occurring on or before the Call Option Longstop Date:

(a)	the Company owning 100 per cent. of the issued ordinary shares of Anghami, together with all rights to subscribe for, or to convert securities into, ordinary shares of Anghami (the “Minority Buyout Condition”);

(b)	in so far as the Call Option Completion requires to be notified to any Competition Authority or any other Governmental Authority such that, without such filing, submission or notification, the Call Option Completion would be unlawful or otherwise prohibited or restricted under the Applicable Laws of that jurisdiction:

(i)	all consents and approvals of any such Competition Authority or any other Governmental Authority having been obtained either unconditionally or, on terms satisfactory to the Purchaser, acting reasonably and in good faith and having regard to its obligation under subclause 8.4; and

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(ii)	all applicable mandatory waiting periods in connection with any such filings, submissions or notifications having expired or been terminated; and

(c)	no order or judgment (whether temporary, preliminary or permanent) of any Governmental Authority having been issued or made prior to the Call Option Completion which has the effect of making unlawful or otherwise prohibiting or restricting the transfer of the Grantor Shares to the Grantee,

(collectively, the “Call Option Conditions”).

8.2	The Call Option Condition(s) set forth in:

(a)	subclause 8.1(a) may only be waived by the Grantee (acting in its sole discretion); and

(b)	subclauses 8.1(b) and 8.1(c) may only be waived (if permissible) by agreement in writing between the Grantor and the Grantee, and only by both of them, and any waiver of any Condition shall not affect either Party’s right to compensation for liabilities incurred as a result of the other Party’s failure to comply with such Condition.

8.3	If any Party becomes aware of:

(a)	satisfaction of a Condition; or

(b)	any fact, matter or circumstance that is reasonably likely to lead to a Condition being unsatisfied or incapable of waiver,

that Party will promptly notify the other Party thereof.

8.4	The Grantee undertakes to the Grantor to use all its commercially reasonable endeavours to ensure that the Call Option Conditions set forth in subclauses 8.1(b) and 8.1(c) are fulfilled as soon as possible after the exercise of the Call Option and, in any event, prior to the Call Option Longstop Date.

8.5	In relation to the Call Option Conditions set forth in subclause 8.1(b), the Grantee shall:

(a)	subject to Applicable Law, be primarily responsible for preparing any filings, submissions or notifications required to be made to satisfy or fulfil the Call Option Conditions;

(b)	submit all appropriate filings, submissions or notifications, in consultation with the Grantor, to the relevant Competition Authority as soon as reasonably practicable after the date of exercise of the Call Option;

(c)	provide all information which is requested or required by any such Competition Authority;

(d)	regularly review with the Grantor the progress of any filings, submissions or notifications (including, where relevant, seeking to identify appropriate undertakings, commitments, remedies or similar measures to address any concerns identified by any Competition Authority); and

(e)	keep the Grantor reasonably informed in respect of the same, including by providing the Grantor (or advisers nominated by the Grantor) with draft copies of all material submissions and material communications intended to be sent to a Competition Authority and allowing the Grantor a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent, and providing the Grantor (or such nominated advisers) with copies of all such submissions, written responses and communications in the form submitted, sent or received (save that business secrets and other confidential material may be redacted), in each case where practicable.

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8.6	The Grantor shall promptly provide the Grantee and any relevant Competition Authority with any information and supporting documentation that is reasonably required for the purpose of making any filings, submissions and notifications (including for the purposes of responding to requests for further information).

8.7	If a request or communication is received by the Grantor from a Competition Authority in relation to the Conditions, the Grantor shall promptly notify the Grantee (or advisers nominated by the Grantee), allow a reasonable opportunity for the Grantee to provide comments on any substantive submissions to be made to the Competition Authority in the context of such an approach before they are submitted or sent, and provide the Grantee (or such nominated advisers) with copies of all such substantive submissions, written responses and communications in the form submitted, sent or received (save that business secrets and other confidential material may be redacted).

8.8	Subject to subclause 8.10, if one or more of the Call Option Conditions remains unsatisfied ten (10) Business Days prior to the Call Option Longstop Date, and has not been waived (if permissible) on or before such time in accordance with this Agreement, the Parties shall, in good faith, engage in discussions to agree on an extension to the Call Option Longstop Date.

8.9	If the Parties, pursuant to subclause 8.7:

(a)	agree to extend the Call Option Longstop Date, the Call Option Longstop Date shall be extended by ten (10) Business Days (or such other period as agreed between the Parties) and references in this Agreement to the Call Option Longstop Date shall be read as the Call Option Longstop Date as extended; or

(b)	fail to agree an extension of the Call Option Longstop Date by 6.00pm on the Call Option Longstop Date, the provisions of subclause 8.11 shall apply.

8.10	If one or more of the Call Option Conditions becomes impossible to satisfy before the Call Option Longstop Date and has not been waived (if permissible) within five (5) Business Days of such Call Option Condition becoming impossible to satisfy, the provisions of subclause 8.11 shall apply.

8.11	This subclause 8.11 shall apply only in the circumstances referred to in subclause 8.9(b) and subclause 8.10. Where this subclause 8.11 applies, this Agreement shall terminate and immediately cease to have effect, other than Clause 14 (Assignment) and Clause 15 (Incorporation by Reference) which, together with any accrued rights or liabilities of a Party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to termination, shall survive such termination.

9.	Completion

9.1	Subject to satisfaction or waiver of the Call Option Conditions, the following actions shall take place on the later of (i) the date that is sixty (60) days after the date of the Call Exercise Notice, and (ii) the date that is ten (10) Business Days after the Call Option Conditions have been satisfied or waived (or such other date as the Parties may agree):

(a)	the Grantee shall pay to the Grantor an amount in cash in immediately available funds equal to the Call Option Price and the Grantor shall receive such amount to the bank account of the Grantor designated in writing (such bank account to be designated by the Grantor to the Grantee not later than five (5) Business Days prior to the anticipated Call Option Completion Date);

(b)	the Grantor shall deliver to the Grantee:

(i)	a duly executed share transfer form in respect of the Grantor Shares, together with any share certificates relating to the Grantor Shares;

(ii)	written resolutions of the directors of the Company or minutes of a meeting of the board of directors of the Company approving the transfer of the Grantor Shares and authorising the Company’s registered office to update the Company’s register of members to reflect the transfer of the Grantor Shares; and

(c)	the Grantor shall ensure that, to the extent not already assigned in accordance with the assignment agreement between Gulf DTH FZ-LLC and Anghami FZ LLC dated 1 April 2024, Gulf DTH FZ-LLC, OSN IP Holding and any of its or their Affiliates (as applicable) shall grant an exclusive, worldwide, perpetual, irrevocable, sublicensable and transferable license to the Anghami Group to use such Intellectual Property Rights (including the OSN+ logos) as are required by the Anghami Group to carry on its business as such business has been carried on during the twelve (12) months immediately preceding the Call Option Completion Date, in a form reasonably acceptable to the Grantee, and the Call Option Completion shall be deemed to have occurred when the action in subclause 9.1(a) above has occurred (such date, the “Call Option Completion Date”).

9.2	The following actions shall take place on the date that is ten (10) Business Days after exercise of a Put Option (or such other date as the Parties may agree):

(a)	the Grantor shall pay to the Grantee an amount in cash in immediately available funds equal to the applicable Put Option Price and the Grantee shall receive such amount to the bank account of the Grantee designated in writing (such bank account to be designated by the Grantee to the Grantor not later than five (5) Business Days prior to the anticipated Put Option Completion Date);

(b)	the Grantee shall deliver to the Grantor a duly executed share transfer form in respect of the Grantee Shares, together with any share certificates relating to the Grantee Shares,

and the Put Option Completion shall be deemed to have occurred when the action in subclause 9.2(a) above has occurred (such date, the “Put Option Completion Date”).

9.3	If either the Grantor or the Grantee is in breach of their respective obligations under subclauses 9.1 or 9.2 (as applicable), clause 6.4 of the SPA shall apply mutatis mutandis to this Agreement, with references to “First Completion”, “Second Completion” or “Third Completion” being deemed as references to the Call Option Completion or the Put Option Completion (as applicable) (provided that the Grantee may, acting in its sole discretion, elect to waive the Grantor’s obligations under subclause 9.1(c) and proceed to Call Option Completion on the Scheduled Completion Date, Postponed Completion Date or Further Postponed Completion Date (as the case may be)).

10.	Music Business Carve-out

10.1	If the Grantee makes an Exclusion Election pursuant to subclause 3.2, the Grantor may elect to effect the Music Business Carve-out by serving written notice to the Grantee by no later than the date falling twenty (20) Business Days following the Exclusion Election (the “Music Business Carve-out Notice”).

10.2	The following key principles shall apply to the Music Business Carve-out:

(a)	the Parties shall cooperate and negotiate in good faith and shall enter into definitive documentation to implement the Music Business Carve-out, including the Separation Plan and any TSAs (in each case as defined below), on the Call Option Completion Date (it being acknowledged that such definitive documents shall effect: (x) the transfer or other disposition by the Anghami Group of all assets, economic risk and reward with respect to the Music Business to a person who is not a member of the Anghami Group; and (y) the assumption of all liabilities and obligations with respect to the Music Business by a person who is not a member of the Anghami Group, in each case with effect from no later than Call Option Completion) (hereinafter the “Music Business Carve-out Completion”) and:

(i)	mutually agree on a separation plan setting out the steps towards the separation of the Music Business from the Anghami Group, such that (as a condition to the Music Business Carve-out) by the date of Music Business Carve-out Completion, subject to any ongoing transitional services arrangements between the Music Business and the Anghami Group, which shall be on a cost pass-through basis, shall have a duration which expires no later than the date falling twelve (12) months following the Call Option Completion Date and shall be customary for transactions of this type in terms of scope (the “TSAs”), neither the Music Business nor any entity operating within the Music Business shall depend in any respect on any asset, right, service or benefit owned by any member of the Anghami Group, and the Music Business can operate, immediately following Music Business Carve-out Completion, substantially in the same manner as it operated immediately prior to the Music Business Carve-out Completion (such independent operation of the Music Business constituting the “Separation” and such plan being the “Separation Plan”);

(ii)	give effect to the Music Business Carve-out as soon as reasonably practicable following the date of the Music Business Carve-out Notice by complying with their respective obligations under the Separation Plan;

(b)	the Separation Plan shall detail:

(i)	the dependencies of the Music Business on the Anghami Group and the steps for removing and replacing such dependencies, including:

(A)	the treatment of any shared contracts and any shared cost centre;

(B)	the solution for any shared intellectual property rights between the Music Business and the Anghami Group;

(C)	how any aggregated personal or other data will be separated in order to achieve the Separation; and

(D)	a plan for governance to ensure the Separation is achieved in a collaborative manner;

(ii)	the high level details of the documentation to implement the Music Business Carve-out, including any TSAs;

(iii)	the details of any third party consents that will be required to split any contracts or provide TSAs and the process for obtaining them;

(iv)	a mutual “wrong pockets” concept which shall include customary mutual indemnities and which shall be binding on the Parties; and

(v)	any day 1 gaps in business continuity of the Music Business where a TSA will not be provided.

(c)	the Parties shall use commercially reasonable endeavours to procure that the Separation is achieved by the date upon which the TSA expires;

(d)	where the Separation Plan identifies that TSAs will be required following the Music Business Carve-out Completion, the Parties shall negotiate in good faith such TSAs as are needed to address any such interdependencies while ensuring the Anghami Group and its underlying businesses (other than the Music Business) continue to operate substantially in the same manner as operated immediately prior to Music Business Carve-out Completion;

(e)	the Parties shall (x) engage in good faith to exchange information regarding the status and the implementation of the Music Business Carve-out and (y) appoint at least one representative per Party to oversee implementation of the Separation Plan, negotiation of the definitive documentation to implement the Music Business Carve-out, including the TSAs, and coordinate any such information exchange until the Music Business Carve-out Completion; and

(f)	the transaction documentation to effect the Music Business Carve-out shall only contain customary fundamental warranties and not contain any business warranties relating to the Music Business.

11.	Warranties

Grantor Warranties

11.1	The Grantor warrants to the Grantee as of the date of this Agreement and at the Completion Date that each of the Grantor Fundamental Warranties is true and accurate.

11.2	The Grantor warrants to the Grantee at the W&D Bring-down Date that each of the Grantor Business Warranties and the Grantor Tax Warranties is true and accurate.

11.3	The Grantor shall not be liable in respect of a claim for breach of a Grantor Business Warranty or a Grantor Tax Warranty to the extent that the facts or circumstances giving rise to such claim are fairly disclosed in the Bring-down Disclosure Letter with sufficient detail to enable the Grantee to identify and make a reasonably informed assessment of the nature and scope of the matter.

11.4	The provisions set out in schedule 5 (Limitations on Seller’s Liability) of the SPA shall apply mutatis mutandis to the Grantor Warranties, save that (i) any express or implied reference to the “Seller Fundamental Warranties” shall be read as reference to the Grantor Fundamental Warranties, (ii) any express or implied reference to the “Seller Business Warranties” shall be read as reference to the Grantor Business Warranties, (iii) any express or implied reference to the “Seller Tax Warranties” shall be read as reference to the Grantor Tax Warranties, (iv) any express or implied reference to the “date of this Agreement”, the “First Completion Date,” the “Second Completion Date” or the “Third Completion Date” (as applicable) shall be read as a reference to the Call Option Completion Date, (v) any express or implied reference to the “Transaction Documents” shall be read as a reference to this Agreement, and (vi) any express or implied reference to the “Consideration” shall be read as reference to the Call Option Price.

Grantee Warranties

11.5	The Grantee warrants to the Grantor as of the date of this Agreement and at the Completion Date that each of the Grantee Warranties is true and accurate.

Grantee’s Guarantor Warranties

11.6	The Grantee’s Guarantor warrants to the Grantor as of the date of this Agreement and at the Completion Date that each of the Grantee’s Guarantor Warranties is true and accurate.

12.	Grantee’s Guarantor Payment Guarantee

12.1	In consideration of the Grantee agreeing to purchase the Grantor Shares on the terms set out in this Agreement, the Grantee’s Guarantor unconditionally and irrevocably:

(a)	guarantees to the Grantor the payment when due of all amounts payable by the Grantee under or pursuant to this Agreement; and

(b)	agrees that if and each time that the Grantee defaults for any reason whatsoever in the performance of any payment obligation, commitment or undertaking with respect to the Call Option Price under this Agreement, the Grantee’s Guarantor will on written request (without requiring the Grantor first to take steps against the Grantee or any other person) perform (or procure performance of) or satisfy (or procure satisfaction of), such payment obligation, commitment or undertaking with respect to the Call Option Price in regard to which such default has been made in the manner prescribed by this Agreement and as if it were the principal obligor in respect of such payment obligation, commitment or undertaking.

12.2	The guarantee given under this Clause 12 is a continuing guarantee and is to remain in force until all the payment obligations, commitments and undertakings of the Grantee with respect to the Call Option Price under this Agreement have been performed or satisfied.

12.3	The Grantee Guarantor’s obligations under this Agreement shall not be affected by any matter which but for this provision might operate to affect or prejudice those obligations, including:

(a)	any time or indulgence granted to, or composition with, the Grantee;

(b)	any variation or change to the terms of this Agreement or any right, guarantee, remedy or security from or against the Grantee; or

(c)	any unenforceability or invalidity of any obligation of the Grantee, such that this Agreement shall be construed as if there were no such unenforceability or invalidity.

13.	Costs and Expenses

13.1	Each Party shall pay its own costs and expenses in relation to the negotiation, preparation and execution of this Agreement and all other documents mentioned herein, provided that the Grantee shall be responsible for all costs and expenses (including filing fees) incurred in relation to obtaining any consent or approval required in connection with the Call Option Conditions set forth in subclause 8.1(b).

13.2	Any and all Stamp Taxes shall be borne by the Grantee in respect of the Call Option and the Grantor in respect of the Put Option. The applicable Party shall make or submit all returns, filings or other documentation to the applicable Governmental Authority in respect of any Stamp Taxes within the requisite period provided by any Applicable Law.

14.	Assignment

Except as otherwise expressly provided for in this Agreement no Party may assign, transfer, create an Encumbrance, declare a trust of or otherwise dispose of all or any part of its rights, benefits or obligations under this Agreement, save that the Grantee may assign (in whole or in part) the benefit of this Agreement to any other member of the Grantee’s Group provided that if such assignee ceases to be a member of the Grantee’s Group all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Grantee immediately before such cessation, provided further that, any such assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled and neither the Grantee nor the Grantor (as applicable) shall be under any greater obligation or liability than if such assignment had never occurred. Notwithstanding the foregoing, no assignment shall relieve the assigning party of any of its obligations hereunder.

15.	Incorporation By Reference

The provisions of clauses 10 (Confidentiality and Announcements), 13 (Further Assurance), 15 (Payment), 17 (Notices), 18 (Invalidity), 19 (Entire Agreement), 20 (Variation), 21 (No Waiver), 22 (Third Party Rights), 23 (Counterparts) and 24 (Governing Law and Submission to Jurisdiction) of the SPA shall apply mutatis mutandis to this Agreement as if set out in full herein, with references to the “Agreement” being deemed to be references to this Agreement.

In witness whereof this Agreement has been entered into on the date first above written.

[Signature Page Follows]

Schedule 1

Form of Call Option Price Notice

To:           OSN STREAMING HOLDING LIMITED

[●]

Dear [          ],

We, refer to the Option Agreement for the Sale and Purchase of Shares in OSN Streaming Limited dated [          ] (the “Option Agreement”) and made between yourselves and ourselves and to the Call Option granted by you to us under the Option Agreement. Capitalised terms used but not defined herein shall have the meanings given to them in the Option Agreement.

We hereby give notice under and pursuant to subclause 3.1 of the Option Agreement that we intend to deliver a Call Exercise Notice in respect of all the Grantor Shares.

[[We hereby make an Exclusion Election]/[We do not make an Exclusion Election]].

Yours sincerely,

For and on behalf of

[WBD PURCHASER]

Schedule 2

Form of Call Exercise Notice

To:           OSN STREAMING HOLDING LIMITED

[●]

Dear [          ],

We, refer to the Option Agreement for the Sale and Purchase of Shares in OSN Streaming Limited dated [          ] (the “Option Agreement”) and made between yourselves and ourselves and to the Call Option granted by you to us under the Option Agreement. Capitalised terms used but not defined herein shall have the meanings given to them in the Option Agreement.

We hereby give notice under and pursuant to subclauses 2.1 and 4.1 of the Option Agreement that we exercise the Call Option granted by you to us in respect of all the Grantor Shares.

Yours sincerely,

For and on behalf of

[WBD PURCHASER]

Schedule 3

Form of Put Exercise Notice

To:           OSN STREAMING HOLDING LIMITED

[●]

Dear [          ],

We, refer to the Option Agreement for the Sale and Purchase of Shares in OSN Streaming Limited dated [          ] (the “Option Agreement”) and made between yourselves and ourselves and to the Call Option granted by you to us under the Option Agreement. Capitalised terms used but not defined herein shall have the meanings given to them in the Option Agreement.

We hereby give you notice under and pursuant to subclause 2.2 and [5.1 / 6.1] of the Option Agreement that we exercise the [CF Put Option / CM Put Option] granted by you to us in respect of all the Grantee Shares.

Yours sincerely,

For and on behalf of

[WBD PURCHASER]

Schedule 4

Grantee’s Warranties

1.	The Grantee is validly incorporated, in existence and duly registered under the law of its jurisdiction of incorporation.

2.	The Grantee has the requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and has or shall have taken all action necessary to authorise such execution and delivery and the performance of such obligations.

3.	This Agreement constitutes legal, valid and binding obligations on the Grantee in accordance with their respective terms.

4.	The execution and delivery by the Grantee of this Agreement and the performance of the obligations of the Grantee under it do not and will not:

(a)	conflict with or constitute a default under any provision of the constitutional documents of the Grantee;

(b)	materially conflict with or constitute a default under any provision of:

(i)	any material law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Grantee is bound; or

(ii)	any material agreement or instrument to which the Grantee is a party.

5.	Other than as expressly contemplated under the Call Option Conditions, all authorisations from, and notices or filings with, any Governmental Authority that are necessary to enable the Grantee to execute, deliver and perform its obligations under this Agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

6.	The Grantee is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed or is not liable to effect any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

Schedule 5

Grantee Guarantor’s Warranties

1.	The Grantee’s Guarantor is validly incorporated, in existence and duly registered under the law of its jurisdiction of incorporation.

2.	The Grantee’s Guarantor has the requisite capacity, power and authority to execute and deliver this Agreement to perform its obligations hereunder and has or shall have taken all action necessary to authorise such execution and delivery and the performance of such obligations.

3.	This Agreement constitutes legal, valid and binding obligations on the Grantee’s Guarantor in accordance with its terms.

4.	The Grantee's Guarantor is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed or is not liable to effect any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

Schedule 6

Grantor’s Warranties

PART 1: GRANTOR FUNDAMENTAL WARRANTIES

1.	The Grantor and its Investor Transferees (as defined in the Shareholders' Agreement) are the sole and beneficial owner of the Grantor Shares and there is no Encumbrance on, over or affecting any of the Grantor Shares and no person has claimed to be entitled to any such Encumbrance.

2.	No person is entitled or has claimed in writing to be entitled to require the Company to issue any share or loan capital either now or at any future date whether contingently or not.

3.	The Grantor Shares have been validly issued and allotted and are fully paid up.

4.	The Grantor Shares comprise the whole of the allotted and issued share capital of the Company, excluding the Grantee Shares.

5.	The Grantor is validly incorporated, in existence and duly registered under the law of its jurisdiction of incorporation.

6.	The Grantor has the requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and has or shall have taken all action necessary to authorise such execution and delivery and the performance of such obligations.

7.	This Agreement constitutes legal, valid and binding obligations on the Grantor in accordance with their respective terms.

8.	The execution and delivery by the Grantor of this Agreement and the performance of the obligations of the Grantor under it do not and will not:

(a)	conflict with or constitute a default under any provision of the constitutional documents of the Grantor;

(b)	materially conflict with or constitute a default under any provision of:

(i)	any material law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Grantor is bound; or

(ii)	any material agreement or instrument to which the Grantor is a party; or

(c)	other than as contemplated by this Agreement, result in the creation or imposition of any Encumbrance on any of the Grantor Shares.

9.	Other than as expressly contemplated under the Call Option Conditions, all authorisations from, and notices or filings with, any Governmental Authority that are necessary to enable the Grantor to execute, deliver and perform its obligations under this Agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

10.	The Grantor is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed or is not liable to effect any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

PART 2: GRANTOR BUSINESS WARRANTIES

1.	CORPORATE MATTERS

Subsidiaries and associations

1.1	No Group Company:

(a)	holds or beneficially owns or has agreed to acquire any securities of any other company other than another Group Company; or

(b)	is, nor has agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association or consortium (other than recognised trade associations).

1.2	Anghami's Annual Report on Form 20-F for the fiscal year ended 31 December 2023 (the “20-F”) was, as at the time of filing (the “20-F Filing Date”), fully true and accurate in so far as it related to (i) Anghami's ownership of its direct and indirect subsidiaries, and (ii) any minority interests in such subsidiaries, and there has been no change to the ownership of the Group Companies since the 20-F Filing Date, nor did the 20-F contain any material inaccuracies in respect of any other matters.

Constitutional documents and statutory books and registers

1.3	The copies of the constitutional documents of each Group Company which are in the Data Room are accurate and complete in all material respects.

1.4	The register of members and other statutory books and registers of each Group Company:

(a)	have been properly kept;

(b)	contain an accurate and complete record of the matters which should be dealt with in those statutory books and registers; and

(c)	no notice or allegation that any of them is incorrect or should be rectified has been received from a shareholder or relevant company authority,

in each case in all material respects.

1.5	All returns, particulars, resolutions and other documents which a Group Company is required by Applicable Law to file with or deliver to the relevant company authority have been correctly made up and duly filed or delivered.

Dividends and distributions

1.6	All dividends or other distributions of profits or assets declared, made or paid by:

(a)	the Company since the date of its incorporation; and

(b)	each Anghami Group Company since 1 April 2024,

have been declared, made and paid in accordance with Applicable Law and the relevant Group Company’s constitutional documents in all material respects.

Business of the Company

1.7	The Company has, since the date of the Company’s investment in Anghami:

(a)	other than as contemplated by the Transaction Documents, only ever been operated as a holding company with an interest in Anghami and conducted activities related to, or reasonably incidental to, the maintenance of its corporate existence; and

(b)	never:

(i)	traded or operated a business;

(ii)	had any material assets (other than cash, and shares in Anghami); or

(iii)	had any material liabilities which remain outstanding.

2.	ACCOUNTS

Accuracy of Accounts

2.1	In this paragraph 2:

(a)	“Anghami Accounts” means the latest audited consolidated statements of financial position of the Anghami Group that have been approved as at the date of the Call Option Price Notice;

(b)	“Anghami Accounts Date” means the date of the Anghami Accounts;

(c)	“Anghami Management Accounts” means the unaudited, consolidated financial accounts (comprising the balance sheet, cash flow statement and the profit and loss statement) of Anghami for the period from the Anghami Accounts Date to the last day of the calendar month immediately prior to the date of the Call Option Price Notice; and

(d)	“Company Management Accounts” means the unaudited, standalone balance sheet of the Company and the profit and loss statement of the Company for the 12 month period ending on the last day of the calendar month immediately prior to the date of the Call Option Price Notice.

2.2	The Anghami Accounts:

(a)	have been prepared and audited in all material respects in accordance with Applicable Law and IFRS and on a basis consistent with the basis upon which the audited financial statements of Anghami were prepared in respect of the financial year prior to the Anghami Accounts Date, except as set out therein; and

(b)	give a true and fair view of the assets, liabilities and financial position of Anghami as at the Anghami Accounts Date and of the profit or loss of Anghami for the financial year ended on the Anghami Accounts Date.

Management Accounts

2.3	The Company Management Accounts and Anghami Management Accounts each:

(a)	have been derived from the relevant Group Company's books and records where applicable;

(b)	have been prepared with due care and attention, having regard to their nature and purpose for which they were prepared, on a basis consistent with past practice; and

(c)	do not materially misstate the financial position of the relevant Group Company for the period in respect of which they have been prepared.

Events since the Anghami Accounts Date

2.4	Since the Anghami Accounts Date, the Company has and each of the Anghami Group Companies has:

(a)	conducted its business in all material respects in the ordinary and usual course consistent with past practice and without any material interruption and without any material alteration to its nature, scope or manner;

(b)	not experienced any material adverse change in its turnover, trading performance, financial position or prospects;

(c)	not acquired or disposed of, or agreed to acquire or dispose of, any asset with a book value or market value (whichever is higher) in excess of US$1,000,000;

(d)	not materially changed the policy or procedures by which it collects its debts or pays its creditors;

(e)	not declared, authorised, paid or made any dividend or other distribution (whether in cash or in kind) or materially reduced its paid-up share capital;

(f)	not incurred or agreed to incur capital expenditure in excess of US$1,000,000 (in the case of all such commitments) or in excess of US$1,000,000 (in the case of any one such commitment); and

(g)	not issued or agreed to issue any share or loan capital.

3.	ASSETS

3.1	The Group Companies own or have the right to use each material asset used in and necessary for the operation of the Group’s business as operated as at the date of this Agreement.

4.	FINANCIAL ARRANGEMENTS

Financial Indebtedness

4.1	The Company does not have and, to the Grantor's knowledge, none of the other Group Companies have, any outstanding any Financial Indebtedness.

Government grants

4.2	The Company is not and none of the Anghami Group Companies are, subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Authority.

5.	INSOLVENCY

5.1	In the case of the Company, since the date of its incorporation and in the case of the Anghami Group, since 1 April 2024:

(a)	no administrative or other receiver has been appointed in respect of any Group Company or in respect of the whole or any part of the assets or undertaking of any Group Company;

(b)	no moratorium has been sought by, or granted in respect of, any Group Company under any applicable insolvency legislation under the laws of its jurisdiction of incorporation;

(c)	no Group Company has stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent under the laws of its jurisdiction of incorporation; and

(d)	no compromise or arrangement has been proposed by any Group Company and no such compromise or arrangement has been approved, agreed to or sanctioned by all or any classes of creditors of any Group Company.

5.2	In the case of the Company, since the date of its incorporation and in the case of the Anghami Group, since 1 April 2024, to the Grantor's knowledge:

(a)	no petition has been presented, nor has any application been made, for the appointment of an administrator in respect of any Group Company;

(b)	no person has been appointed, no proceedings have been commenced, no order has been obtained and no other action has been taken of a type mentioned in any of the paragraph above in any jurisdiction other than its jurisdiction of incorporation;

(c)	no meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of any Group Company and no provisional liquidator has been appointed to any Group Company; and

(d)	no voluntary arrangement has been proposed by or approved in respect of any Group Company under any applicable insolvency legislation under the laws of its jurisdiction of incorporation.

5.3	No circumstances have arisen which entitle any person to appoint any person, commence any proceedings, obtain any order or, so far as the Grantor is aware, take any action of a type mentioned paragraphs 5.1 or 5.2 above in respect of the Company or any Anghami Group Company.

6.	CONTRACTS AND COMMITMENTS

6.1	The Data Room contains a full and accurate copy of each Material Contract.

6.2	To the Grantor's knowledge, each Material Contract is in full force and effect.

6.3	To the Grantor's knowledge, there has been no material breach of any Material Contract or any allegation that there has been such a breach in the 12 months prior to the date of this Agreement.

6.4	To the Grantor's knowledge, no counterparty to any Material Contract has in the 12 months prior to the date of this Agreement terminated the relevant Material Contract nor has it ceased or reduced or indicated an intention to cease or reduce its trading or terminate the relevant Material Contract with the relevant Group Company, nor is such counterparty likely to take any such action as a result of matters contemplated by the Transaction Documents.

6.5	To the Grantor's knowledge, no offer, tender or the like which is capable of being converted into an obligation of any Group Company by an acceptance or other act of some other person is outstanding, except in the ordinary course of trading of that Group Company.

6.6	No licensor of media content to Anghami, whether directly or indirectly by way of a sublicence agreement between Anghami and an Affiliate of the Grantor, would be entitled to terminate their licence or licensing arrangement as a result of Call Option Completion.

7.	INSURANCE

7.1	The particulars of insurance policies effected for the benefit of the Anghami Group are set out in the Data Room Information or otherwise Disclosed.

7.2	In respect of the insurance policies currently maintained in whole or in part for the benefit an Anghami Group Company:

(a)	all such policies are currently in full force and effect;

(b)	all premiums have been duly paid to date; and

(c)	there exist no circumstances would reasonably be expected to make any such insurance policy void or voidable.

8.	INTELLECTUAL PROPERTY

8.1	The information relating to Intellectual Property in the Data Room is complete and accurate in all material respects.

8.2	Each registered, and each application for a registered, Intellectual Property Right listed in folders 08.05.01(a)-(b) in the Data Room is owned by an Anghami Group Company (the “Registered IP”).

8.3	Each Intellectual Property Right owned by any Anghami Group Company is legally and beneficially owned, free from any Encumbrance, solely by the Anghami Group Company (and in the case of applications and registrations, the relevant Anghami Group Company is the owner of record).

8.4	No Registered IP is the subject of any ongoing, pending or threatened proceedings or administrative action (including opposition, revocation and invalidity actions).

8.5	In the 24 months immediately preceding the date of this Agreement, no material claim, legal action, proceeding, suit, or litigation has been brought against any third party by any Anghami Group Company in respect of infringement of any Intellectual Property Right owned by any Group Company and no Anghami Group Company has received written notice of any such claim, legal action, proceeding, suit, or litigation in the 24 months immediately preceding the date of this Agreement.

8.6	The Anghami Group owns or has licensed to it all material Intellectual Property Rights it requires to carry on its business as such business has been carried on during the 12 months immediately preceding the date of this Agreement.

8.7	No activities of any Anghami Group Company infringe or misappropriate any Intellectual Property Right owned by any third party and, in the 24 months immediately preceding the date of this Agreement, no claim legal action, proceeding, suit, or litigation has been brought against any Anghami Group Company in respect of any actual or purported infringement or misappropriation of any Intellectual Property Right owned by any third party.

8.8	All current and former employees, officers, directors, consultants, secondees and independent contractors of any Anghami Group Company who have contributed to the creation or development of any material Intellectual Property Rights for or on behalf of any Anghami Group Company have created those Intellectual Property Rights either within the scope of their employment with or engagement by the relevant Anghami Group Company, or pursuant to a written agreement with the relevant Anghami Group Company which assigns or requires that employee, officer, director, consultant, secondee and independent contractor to assign to that Anghami Group Company all of its right, title and interest in and to those Intellectual Property Rights.

9.	SYSTEMS, SOFTWARE, WEBSITES AND CYBERSECURITY

Interpretation

9.1	In this paragraph 9:

(a)	“Bespoke Software” means any software, used by an Anghami Group Company and written by or for an Anghami Group Company;

(b)	“Cybersecurity Law” means all Applicable Laws concerning cybersecurity;

(c)	“Incident” means:

(i)	any actual unauthorised access to a System or breach of a System’s security policy that materially affects the security, confidentiality, integrity, or availability of any System, other information technology system, infrastructure, communications network, device or data, including denial of service attacks, infection with malware (including ransomware, spyware, worms, trojans and viruses), hacking, breach of confidence or electronic theft, fraud or extortion (including in each case by any current or former employee, officer, director, consultant, secondee, agent or independent contractor) or “man in the middle” attacks; or

(ii)	any other event materially affecting the security of a System;

(d)	“Open Source Materials” means any and all software and other materials that are distributed as “free software” or “open source software”; and

(e)	“Systems” means all the software, hardware, network and telecommunications equipment and internet-related information technology (including cloud services) that are used by any Anghami Group Company in connection with the operation of its business as currently conducted and System means any of the foregoing.

Systems

9.2	In respect of any material Bespoke Software:

(a)	the Bespoke Software does not include, and was not based upon, any “open source” software which had been made available on terms which could require the disclosure or distribution of the source code to third parties, or the licensing to third parties of any proprietary software on the terms of any open source software licence; and

(b)	there are no material defects to or corruptions in such Bespoke Software.

9.3	Since 1 April 2024 there have been no breakdowns, malfunctions, failures, downtime or other defects in any System which have had a material adverse effect on the operations or commercial activities of an Anghami Group Company, and no circumstance exists which is reasonably likely or expected to give rise to any of the foregoing.

9.4	The Systems do not contain any computer virus or malicious code and the relevant Anghami Group Company has taken adequate steps to monitor the Systems.

Source code

9.5	A Group Company has in its possession, or has all necessary rights to obtain, the source code and all related technical and other information required to enable its appropriately skilled employees or those of a third party to maintain and support the Bespoke Software used by or held for use by the Group Companies comprised in the Systems in all material respects.

9.6	No Group Company has disclosed to any third party any source code or algorithms relating to any software owned (either solely or jointly) by any Group Company other than under a written confidentiality agreement or appropriate duty of confidentiality.

Websites, mobile applications and domain names

9.7	Full and accurate particulars of all domain names used by each Anghami Group Company in connection with the operation of its business as currently conducted are in the Data Room (to the extent applicable). An Anghami Group Company is the registrant of each such domain name.

9.8	Each Group Company is the owner of or holds a valid licence to, all material Intellectual Property Rights subsisting in the design and layout of its websites and apps and is either the owner or licensee of all material software relating to the operation, functionality and performance of those websites.

Open Source Materials

9.9	No Anghami Group Company has made use of, is currently making use of any Open Source Materials, or has incorporated or currently incorporates any Open Source Materials into any proprietary software in a manner which would require:

(a)	the disclosure or distribution of the Company’s proprietary source code to third parties; or

(b)	the licensing to third parties of any proprietary software on the terms of any open source software licence.

Cybersecurity

9.10	Full and accurate particulars of or, in the case of a document, a copy of each Group Company’s written policies and procedures applicable to any Incident (including the monitoring, prevention, detection and management of any Incident), including disaster recovery plans and business continuity plans are in the Data Room (to the extent applicable). Those policies, procedures and plans are in each case up-to-date, appropriate and adequate for the purposes of the Group Companies in all material respects. No Anghami Group Company nor any of the employees, officers, directors, consultants or secondees of any Anghami Group Company has (during the course of their duties) done or omitted to do anything which is a contravention of any of those policies, procedures and plans such that it would have a material adverse effect on the Group taken as a whole.

9.11	Since 1 April 2024, there has been no Incident affecting any System owned by any Anghami Group Company.

9.12	No Anghami Group Company is the subject of any investigation, inquiry, enforcement proceedings or process by, or duty to notify, any Governmental Authority in relation to any Incident or its compliance with Cybersecurity Laws.

9.13	No email address of any Anghami Group Company has been used (whether successfully or unsuccessfully) by any person in any phishing, spoofing or pharming scheme or any other scheme involving a third party falsely representing that it is that Anghami Group Company or any employee, officer, director, consultant or secondee of any Anghami Group Company in a manner which has had a material adverse effect on the Anghami Group taken as a whole.

10.	COMPLIANCE AND DISPUTES

10.1	Each Anghami Group Company, and each of their employees, officers, directors, consultants or secondees are conducting, and have conducted at all times the business and operations of each Anghami Group Company in all material respects in compliance with Applicable Law and have not done or omitted to do anything which has resulted or may result in any sanction on the part of any Anghami Group Company.

10.2	To the Grantor's knowledge, no Group Company is engaged in any Action whether as plaintiff, defendant or otherwise and there are no such Actions pending by or against any Group Company such that it would have a material adverse effect on the Group taken as a whole.

10.3	To the Grantor's knowledge, there are no circumstances which are likely to give rise to any Action by or against any Group Company.

11.	INFORMATION SECURITY

To the Grantor's knowledge, all the books and records and all other data and information of each Group Company are recorded, stored, maintained, operated or otherwise held exclusively by or on behalf of one or more of the Group Companies and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership or control of one or more of the Group Companies.

12.	DATA AND DATA PROTECTION

Compliance and breaches

12.1	Since 1 April 2024, each Anghami Group Company has complied with Data Protection Law in all material respects (and to the extent applicable), including in relation to any:

(a)	data protection principles;

(b)	requirement to maintain written records of processing;

(c)	requirement to maintain complete, accurate and up-to-date records of all processing activities undertaken by the Company or by a processor on its behalf;

(d)	requirement to undertake data protection impact assessments;

(e)	requirement to respond to requests from data subjects to exercise their rights under Data Protection Law;

(f)	requirement to report personal data breaches to any Data Protection Authority and to data subjects;

(g)	requirement to implement appropriate safeguards in relation to international transfers of personal data, and to ensure an equivalent level of protection for that personal data as provided under Data Protection Law;

(h)	requirement to register with any applicable Data Protection Authority in any jurisdiction and complied with all requirements of such registries to maintain complete, accurate and up to date records; and

(i)	requirements relating to the notification by data controllers to the relevant data protection regulator of their processing of personal data.

12.2	To the extent applicable, each Anghami Group Company has entered into written agreements (which comply with Data Protection Law in all material respects) with any person which processes or has processed personal data on its behalf, or on whose behalf it processes or has processed personal data.

12.3	Since 1 April 2024, there has been no breach of security leading to any material accidental or unlawful destruction, loss, alteration or unauthorised disclosure of or access to, any personal data transmitted, stored or otherwise processed by any Anghami Group Company or by any processor on its behalf.

12.4	Since 1 April 2024, no Anghami Group Company has received: (a) any notice or allegation from any Data Protection Authority in any jurisdiction alleging non-compliance with any Data Protection Law, or requiring an Anghami Group Company to cease processing personal data, including to cease any international transfer of personal data or disclosure of personal data; or (b) any written notice or allegation from a controller or data subject alleging material non-compliance with any Data Protection Law.

13.	LICENCES AND CONSENTS

13.1	Each Anghami Group Company has all material licences (including statutory licences), permissions, authorisations and consents necessary to own and operate its assets and to carry on its business as it does at present and all such material licences, authorisations and consents are in full force and effect.

13.2	Each Anghami Group Company has at all times complied in all material respects with the terms and conditions of its material licences, permissions, authorisations and consents, and no circumstances exist which may result in the termination, revocation, suspension or modification of any of those material licences, permissions, authorisations or consents or that may prejudice the renewal of any of them.

14.	ANTI-CORRUPTION AND AML LAWS AND PROHIBITED PAYMENTS

Anti-bribery and Anti-corruption

14.1	Each Anghami Group Company and its respective directors, officers, employees and, agents, are and have since 1 April 2024, in compliance with Anti-Corruption Laws.

14.2	Each Anghami Group Company has put in place and is in all material respects appropriately implementing policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

14.3	No Anghami Group Company nor any of its directors, officers, employees, or agents, is or has been, since 1 April 2024, engaged in or been subject to any Action concerning or relating to any Anti-Corruption Laws nor are there any circumstances which could reasonably be expected to give rise to any such Action.

Anti-money laundering

14.4	Each Anghami Group Company and its respective directors, officers, employees and agents, are and have since 1 April 2024, in compliance with AML Laws.

14.5	Each Anghami Group Company has put in place and is in all material respects appropriately implementing policies and procedures reasonably designed to prevent violations of AML Laws.

14.6	No Anghami Group Company, nor any of its directors, officers, employees, or agents, is or has been, since 1 April 2024, engaged in or been subject to any Action concerning or relating to any AML Laws nor, to the Grantor’s knowledge, are there any circumstances which could reasonably be expected to give rise to any such Action.

Actions involving Government Officials and Others

14.7	No Anghami Group Company, nor any of its directors, officers, employees, or agents, has, since 1 April 2024, directly or indirectly, made, offered, or otherwise authorised any money, donations, gifts, other benefits or anything else of value to any Government Official or other person, or authorised the taking of any such action, for the purpose of influencing any act of or gaining any improper business advantage.

15.	SANCTIONS

Compliance with applicable Sanctions Laws

15.1	No Anghami Group Company, nor any of their respective directors, officers, employees, or agents:

(a)	is, or is directly or indirectly owned or controlled by, a Sanctioned Person;

(b)	has violated or is in violation of any Sanctions, or has engaged in or is engaging in any conduct which could reasonably be expected to result in it being designated as a Sanctioned Person by any Sanctions Authority; or

(c)	has or has been, since 1 April 2024, engaged in or been subject to any Action concerning or relating to any Sanctions nor are there any circumstances which could reasonably be expected to give rise to any such Action.

Actions involving Sanctioned Persons

15.2	No Anghami Group Company, nor any of its directors, officers, employees, or agents, has, directly or knowingly indirectly, transacted any business with, provided or received any services to/from, or otherwise acted for the benefit of any Sanctioned Person.

16.	PROPERTIES

16.1	In this paragraph 16:

(a)	“Lease” means a lease under which a Leased Property is held; and

(b)	“Leased Properties” means the properties set out in Data Room document 08.02.01 and Leased Property means any of them.

Title and Encumbrances

16.2	To the Grantor's knowledge, the Leased Properties are the only properties that any Group Company owns, controls, leases, uses or occupies and all deeds and documents necessary to prove title to each Leased Property are in the possession of the relevant Group Company.

16.3	To the Grantor's knowledge, the description and particulars of each Leased Property set out in Data Room document 08.02.01 are accurate and complete in all material respects.

16.4	To the Grantor's knowledge, the relevant Group Company has all legal rights necessary for the current use and enjoyment and upkeep of each Leased Property and the facilities thereon and those rights are:

(a)	for the term of the lease; and

(b)	free from onerous or unusual conditions and expenditure; and

(c)	enjoyed on terms which do not entitle any person to terminate or curtail them.

16.5	To the Grantor's knowledge, none of the Leased Properties is subject to any rights in favour of any third party which materially interferes with its current use.

Leases

16.6	To the Grantor's knowledge (and to the extent applicable), in respect of each Lease:

(a)	all rent and other sums and outgoings have been paid up to date, save for any nominal rent where payment of such nominal rent has not been demanded;

(b)	there are no material defaults by the relevant Group Company which are outstanding;

(c)	no notice of a material nature has been given or received by any Group Company and there is no subsisting dispute between any Group Company and the landlord of that Lease; and

(d)	where the rent is reserved by a Lease which is subject to review, all reviews are calculated on an open market basis and there are no outstanding rent reviews,

in each case, in all material respects.

16.7	To the Grantor's knowledge, no major item of expenditure which is recoverable in whole or in part from any Group Company has been incurred by the landlord of any Lease within 12 months following the date of this Agreement such that it would have a material adverse effect on the Group taken as a whole.

17.	EMPLOYEES

Interpretation

17.1	In this paragraph 17, “Employee” means any person who is employed by any Anghami Group Company.

Particulars Disclosed

17.2	No arrangement has been entered into regarding any material future variation to the terms and conditions of employment of any of the Key Employees and no negotiations have commenced for any such material variation.

17.3	No Key Employee has given notice of termination of their contract of employment or is under notice of dismissal or has provided notice of an intent to resign or retire.

17.4	All Employees are employed in either the Cayman Islands, Egypt, Lebanon, Saudi Arabia or the United Arab Emirates.

Disputes

17.5	There is no material litigation, claim or other dispute existing, pending by or in respect of any of the Employees, former employees, independent contractors, workers or consultants of any Anghami Group Company, or against any person whom it is liable to compensate or indemnify, in respect of their employment or engagement or any material matter arising from that employment or engagement.

17.6	There are no labour disputes pending against any Anghami Group Company by any group of Employees.

17.7	No Employee, former employee, independent contractor, worker or consultant of any Anghami Group Company is, or has since 1 April 2024 been, involved in any criminal proceedings relating to the business of any Anghami Group Company.

18.	BENEFITS

18.1	In this paragraph 18:

(a)	“Benefit Plan” means any stock purchase, stock option, severance, redundancy, termination, employment, individual consulting, retention, separation, transition, transaction, change-in-control, fringe benefit, collective bargaining, bonus, commission, non-equity incentive, equity incentive, deferred compensation, profit sharing, pension, retirement, welfare, health, accident, disability, life insurance, sick pay, post-employment or retiree welfare, savings, salary continuation, vacation, paid time off, and all other compensatory or employee benefit plans, agreements, contracts, programs, policies or other arrangements, whether or not written, which is or has been maintained, sponsored, contributed to, or required to be contributed to, by any Anghami Group Company for the benefit of any Employee or under which any Anghami Group Company has any present or future material liability; and

(b)	“Employee” means any person who is employed by any Anghami Group Company;

18.2	The Grantor has provided to the Purchaser copies of the rules and other documentation relating to Benefit Plans of the Employees.

Compliance

18.3	None of the Anghami Group Companies have incurred or may incur any pension liability and there are no material unpaid obligation in connection with any Benefit Plan.

18.4	All Benefit Plans:

(a)	have, since 1 April 2024, been maintained, operated and funded in either the Cayman Islands, Egypt, Lebanon, Saudi Arabia or the United Arab Emirates and have been in all material respects in accordance with Applicable Law (including applicable tax withholding and reporting requirements and applicable legal filings);

(b)	if they are intended to qualify for special tax treatment, have met all material requirements for such treatment;

(c)	if they are intended to be funded and/or book-reserved, are funded and/or book reserved in all material respects, as required, based upon reasonable actuarial assumptions; and

(d)	if they are required to be registered with the applicable Governmental Authority, have been registered and have been maintained in good standing.

Effect of the Transaction

18.5	The matters contemplated by the Transaction Documents will not cause any payment or benefit under any Benefit Plan to or in respect of any person to change or increase, or accelerate the vesting, timing, funding or payment of any Benefit Plan.

19.	TAX

19.1	Each Group Company has timely filed, or caused to be timely filed (taking into account any valid extension of time to file granted or obtained), all material Tax Returns required to be filed by it, and such Tax Returns are true, accurate and complete in all material respects.

19.2	All material Taxes for which each Group Company has been liable to account (whether or not shown on any Tax Return), have been duly paid (in so far as such Taxes ought to have been paid) or are being contested in good faith and for which reserves have been established in accordance with the IFRS.

19.3	No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing by a Governmental Authority against any Group Company, which is currently outstanding, and no written requests for waivers of the time to assess any such Taxes are pending.

19.4	There are no Encumbrances with respect to any material Taxes upon any Group Company’s assets, other than Permitted Encumbrances.

19.5	Each Group Company has complied with all escheat, unclaimed or abandoned property laws in all material respects and there is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by any Group Company.

19.6	There is no audit, proceeding or investigation now pending against or with respect to any Group Company in respect of any Tax and no Group Company has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax.

19.7	No Group Company has received a written notice from a Governmental Authority in a jurisdiction where it does not file Tax Returns that indicates that it is or may be subject to taxation by that jurisdiction. Within the past 12 months, no Group Company has received any written notice of, and, so far as the Grantor is aware, is not involved in, any dispute with any relevant Governmental Authority with respect to any material amount of Taxes.

19.8	Each Group Company has withheld and paid all material amounts of Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any creditor, shareholder or other third party, and has complied in all material respects with all Tax information reporting provisions with respect to such Taxes.

19.9	No Group Company has been a party to any transaction, scheme or arrangement designed wholly or mainly and with the principal purpose of unlawfully evading a Tax liability of any Group Company.

19.10	No Group Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) in the last 2 years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this transaction.

19.11	No Group Company has entered into or has been a “material advisor” with respect to any “listed transaction” or transaction that has given rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar or analogous provision under any state, local or non-U.S. Law) or the Treasury Regulations thereunder.

19.12	To the extent required by Applicable Law, each Group Company: (i) is duly registered for the purposes of applicable VAT; (ii) has complied in all material respects with all laws in respect of VAT, and (iii) has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due.

19.13	No written claim has been made by a Governmental Authority in a jurisdiction where no Group Company files Tax Returns that any Group Company is or may be subject to Tax in such jurisdiction.

19.14	No Group Company is a member of a consolidated group or a fiscal unity for the purposes of any Tax chargeable on its income, profits or gains, or a party to any Tax allocation or sharing arrangement (including any arrangement under which any losses or reliefs may be surrendered or claimed for the purposes of any Tax chargeable on income, profits or gains).

19.15	No Group Company is liable to pay or discharge an amount in respect of Tax liability (i) which is the primary liability of any person (other than a Group Company), and (ii) which arose as a result of a transaction, event or act carried out by such person or by reference to any profits earned by such person.

Schedule 7

Independent Expert Determination

1.	Assumptions and bases

The Determined Anghami Fair Market Value and Determined Net Debt Amount shall be determined assuming that:

(a)	an arm’s length sale of Anghami by way of a sale of the Grantor Shares or the Grantee Shares, as applicable, between a willing seller and a willing buyer who are acting knowledgeably, prudently and without compulsion;

(b)	the Grantor Shares or the Grantee Shares, as applicable, are capable of being transferred without restriction;

(c)	if the Company or Anghami is then carrying on business as a going concern, it shall continue to do so;

(d)	the trading price of the shares of Anghami shall be disregarded;

(e)	the Grantor Warranties are true, accurate and not misleading, save in respect of a claim for breach of a Grantor Business Warranty or a Grantor Tax Warranty to the extent that the facts or circumstances giving rise to such claim are fairly disclosed in the Bring-down Disclosure Letter with sufficient detail to enable the Independent Expert to identify and make a reasonably informed assessment of the nature and scope of the matter; and

(f)	the Grantee Warranties are true, accurate and not misleading.

2.	Procedure

The following provisions shall apply:

(a)	the costs of the Independent Expert shall be bore equally by the Parties;

(b)	the determination of the Independent Expert shall be made by reference to such matters as the Independent Expert shall reasonably consider to be appropriate;

(c)	the Independent Expert shall be given by the Parties all such information and other assistance as he or she may reasonably require;

(d)	the Independent Expert shall be deemed to act as an expert and not an arbitrator; and

(e)	the determination of the Independent Expert shall, in the absence of manifest error (whereupon it shall be referred back to the Independent Expert for reconsideration), be final and binding on all concerned.

THE GRANTOR

EXECUTED for and on behalf of

OSN STREAMING HOLDING LIMITED

by	/s/ Joseph El Kawkabani

Name:	Joseph El Kawkabani

Title:	Authorised Signatory

by	/s/ Fiona Robertson

Name:	Fiona Robertson

Title:	Authorised Signatory

[Signature Page to Option Agreement]

THE GRANTEE

EXECUTED for and on behalf of

DPLAY ENTERTAINMENT LIMITED

by	/s/ Roanne Weekes

Name:	Roanne Weekes

Title:	Director

[Signature Page to Option Agreement]

THE GRANTEE’S GUARANTOR

EXECUTED for and on behalf of

DISCOVERY COMMUNICATIONS, LLC

by	/s/ Fraser Woodford

Name:	Fraser Woodford

Title:	EVP & Treasurer

[Signature Page to Option Agreement]